Exhibit 10.66

LETTER OF UNDERSTANDING

August 1, 2010

Douglas S. Ingram

Executive Vice President,

Chief Administrative Officer and Secretary

Allergan, Inc.

2525 Dupont Drive

Irvine, California 92612

Dear Mr. Ingram:

You have agreed to leave your current position as Executive Vice President, Chief Administrative Officer and Secretary (collectively “CAO”) and accept an expatriate assignment as Executive Vice President and President, Europe, Africa, Middle East (“EAME”).

This letter agreement confirms the mutual understanding between you and Allergan of the terms and conditions relating to your international assignment. If the terms set forth in this letter agreement are acceptable to you, please sign and return the attached copy to Corporate International Compensation.

The term of your international assignment shall commence on or about August 1, 2010 and shall end on a date to be mutually agreed upon between you and Allergan; provided, however, that subject to the terms of this letter agreement, Allergan may terminate your international assignment at any time and repatriate you to your Assignment Point of Origin or other location as mutually agreed.

•	Your Assignment Host Country: UK

•	Your Assignment Point of Origin (home country) is: US

•	Your Job Title will be: Executive Vice President and President, EAME

•	Performance Manager will be: Mike Ball, President, Allergan

To the extent there is any conflict between the terms of this letter agreement and any other written or oral agreement(s) relating to your international assignment, this letter agreement will supersede such written or oral agreement(s).

In the event of any change in circumstances or additional matters not presently known, Allergan reserves the right to make adjustments to the allowances and components of your international assignment with your written approval, which will not be unreasonably withheld or delayed. Your international assignment allowances will be reviewed on an annual basis and will be adjusted accordingly based on changes to your base salary and family status. Except for additional benefits associated with an international assignment and/or specific to working in your host region, the goal of this letter agreement is to ensure that in all material respects the

pg. 1 LOU

compensation, benefits, perquisites and other rights attendant to your role as CAO are grandfathered and applicable for the duration of your international assignment. In the event that a compensation, benefit, perquisite or other right attendant with your role as CAO has been overlooked in this letter agreement, it shall be added as a grandfathered feature as though originally included herein on the effective date of this letter agreement. Attached hereto and made part of this letter agreement as Schedule A is an Assignment Component List that provides an overview of the features of your international assignment.

I.	COMPENSATION OVERVIEW

A. International Assignment Compensation and Benefits

International assignment compensation consists of base salary, incentive compensation or bonuses, if applicable, and international assignment-related allowances and benefits as detailed throughout this letter agreement. Your international assignment compensation will be based on a compensation philosophy known as the “Balance Sheet Compensation Approach.” The purpose of the Balance Sheet Compensation Approach is to minimize economic gains and losses incurred by Allergan international assignees on a global assignment.

1. Base Salary and Job Grade

Your base salary will initially remain USD 550,800 per year and your job grade will be grandfathered at 15E. You will also be grandfathered for grade 15E EVP level compensation and benefits. You will be paid via home country payroll through your normal salary account. Allergan will conduct salary reviews and performance evaluations in accordance with Allergan’s policies. The benchmark compensation data to be used for your annual salary review will be that for the CAO role.

2. Cash Bonus and Incentive Compensation

You will continue to be eligible to participate in Allergan’s short and long-term incentive, commission or variable compensation plans.

During your assignment, changes to any component of your variable compensation, including the intent to sell stock, must be discussed with Allergan to determine the most tax-efficient method of sale.

•	Your bonus target will be: 72% of base salary.

•

Your long-term incentive target will be at the 75th percentile for the CAO position, unless Allergan’s compensation philosophy regarding long-term incentive targets, as disclosed in Allergan’s annual proxy statement, is modified, in which case your long-term incentive target will be consistent with that new disclosed target.

3. US Executive Perquisites

You will continue to be eligible for US executive perquisites as set forth below.

•	Tax and Financial Planning Services Fees: USD 10,000

•	Annual Miscellaneous Allowance: USD 10,000

pg. 2 LOU

4. Stock Ownership

You will continue to have a stock ownership requirement of three (3) times your annual base salary. In the event the stock ownership requirement for Grade 15E EVPs is modified, you will be required to comply with such modified stock ownership requirement.

5. Change in Control

Attached as Schedule B is your executed Change in Control Agreement, which, unless otherwise modified for all other grade 15E level employees, will remain in effect for the duration of your international assignment.

6. Benefits

To the maximum extent practicable and subject to the terms and conditions of Allergan’s applicable plans and laws, you will continue to be covered by home country benefit and retirement programs, including social security. In cases where this is not possible, every reasonable effort will be made to provide suitable alternative coverage (i.e., alternative medical coverage for employees from countries where medical coverage cannot be extended to another jurisdiction). Further information can be found in the Home Country Benefits and International Benefit Plan Guides.

While on your international assignment, your benefits plans are as follows:

•	Medical, Dental, Vision: AETNA

•	Life Insurance and AD&D: AETNA

•	Executive Life Insurance: USD 1,500,000

•	Sick Leave and LTD: Current US benefits plan

•	Retirement Plan: Allergan Inc. Pension Plan & Supplemental Executive Retirement Plan

•	Business Travel Accident Insurance

•	International SOS Plan

7. Vacations

While on your international assignment, you will maintain your accrued, unused vacation and will remain eligible for vacation accrual based on your home country schedule. Vacation, travel allowances, and other international policies and procedures of Allergan will apply to you and those dependents that will reside in the host country.

8. Holidays/Work Schedule

You will follow the hours, workdays and public holidays observed in your host country even if they are substantially different from those observed in your home country.

II.	ASSIGNMENT ALLOWANCES and BENEFITS

A. Pre-Departure and Relocation

The following section details the relocation allowances and benefits Allergan will provide to you and your family during pre-departure and upon initial relocation to the assignment location.

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1. Immigration Assistance – Foreign Visas/Work Permits

Your international assignment will be subject to your obtaining and maintaining any necessary business entry and work visas (including successful completion of any medical examination that may be required to obtain a work permit or visa in the countries to which you will be traveling during the assignment). Non-compliance with immigration laws may result in a legal detriment to employees, Allergan and potentially our customers. International assignees are expected to comply with all laws and regulations of each foreign location where they may visit or work, including health and safety requirements. Any violation of foreign immigration laws and regulations of the host country or of the laws of any other country may subject an assignee to disciplinary action, which may include dismissal. You are not permitted to move to the host country and begin your international assignment until you have obtained all necessary immigration documentation.

Allergan’s Corporate International Compensation team will coordinate with the appropriate immigration attorney to obtain the necessary documentation for the assignment to occur (i.e., passports, visa, work permits, etc.). Allergan will pay for these and other costs incurred in obtaining permits for you to work in the host country and for your dependents to accompany you. You should ensure timely provision of all required information for you and your accompanying family members to enable the application process to happen in the most timely and efficient manner as possible.

2. Tax Consultations

You are required to meet with Allergan’s designated tax services provider for an initial review of Allergan’s tax policies and practices both prior to departure in the home country and upon arrival in the host country. Allergan’s Corporate International Compensation team will arrange these consultations for you with Allergan’s designated tax services provider.

3. Will Preparation and Estate Planning

As the laws governing the disposition and taxation of estates are different in every country and possibly in localities within a country, Allergan recommends that the assignee either prepare a new will and/or trust or have an existing will reviewed before the start of the international assignment.

4. Cross-Cultural Training

To assist you and your family with the adjustment to your host country, Allergan will provide cross-cultural training through Allergan’s designated service provider.

5. Transportation of Household Goods and Personal Effects

Allergan will pay the customary charges of shipping your required household goods, furnishings and personal effects for you and accompanying family up to the applicable limits.

Surface shipments are provided when going into unfurnished housing. At the time of repatriation, or transfer to another country, you will be allowed to transport a surface shipment of up to 110% of the weight of the original shipment at Allergan’s cost. Charges for transportation of household goods in excess of this weight will be your personal responsibility.

Air shipments to complement surface shipments are provided. At the time of repatriation, or transfer to another country, you will be allowed to transport an air shipment of up to 110% of the

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weight of the original shipment at Allergan’s cost. Charges for transportation of household goods in excess of this weight will be your personal responsibility.

6. Domestic Pets

Only if applicable, Allergan will reimburse costs associated with the shipment of two domestic household pets to the host country up to a maximum of the equivalent of $10,000 USD. However, you are responsible for obtaining and paying for documents, inoculations, and kenneling costs to permit the shipment of pets from one location to another.

7. Home Country Residence

The decision to rent or sell your primary residence in the home country is your personal decision. However, Allergan encourages you to consider your options regarding maintaining or selling the home country residence.

Should you elect to sell your home, it will be at your expense and you are responsible for any and all home sale/return purchase expenses, and the risk/payment of any future gain-on-sale tax liability or an exchange rate gain related to the sale of your home.

8. Household Goods Storage

For the duration of your international assignment, Allergan will pay the cost of temporarily warehousing your household goods items left in the home country, including up to 2 automobiles.

9. Home Country Automobiles

You will be reimbursed for the loss sustained in the “forced sale” or penalties for automobile lease breakage of up to one personal automobile if single, and two personal automobiles if married/civil partnership status. Reimbursement for loss-on-sale will be limited to the difference between the actual sale price and the average retail selling price of the automobiles (e.g. Kelley Blue Book value in the U.S.). However, the maximum amount is limited to $5,000 USD per automobile for loss-on-sale or penalties for lease breakage.

Should you dispose of your automobile in advance of the departure date, Allergan will reimburse car rental expenses, excluding fuel, tolls, parking etc., of up to a maximum of two weeks.

10. Relocation Allowance

You will receive a one-time, non-accountable payment of one month’s base salary to cover miscellaneous expenses associated with your relocation to your host country.

•	Your Relocation Allowance is: USD 45,900

11. Travel Arrangements

You and your accompanying family are provided with travel to the home country and compensated for business-class airfare for your family. Your travel will be will consistent with the policy in effect for the CAO position. You are responsible for any indirect routing costs.

12. Temporary Living

Allergan will cover actual lodging up to a maximum of 45 days while your household goods are being packed and prepared for shipment in the home country as well as in the host country until suitable “permanent” housing can be located. In addition, you will receive a per diem and be

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reimbursed for automobile rental expenses, if necessary, during the period of temporary living. Reimbursement excludes fuel, tolls and parking.

•	Your Per Diem is: GBP 40 per person

Allergan will also cover the cost of a one-bedroom accommodation for you after your family has relocated to the host country and while you remain in the home country.

13. Destination Services

To assist in settling into the new environment, you and your family are entitled to services provided by a Company-designated relocation/destination services provider in the host country.

14. Spousal/Domestic Partner Assistance

If your spouse/civil partner is relocating on the international assignment with you, he or she will receive a one-time non-accountable payment of USD 3,000.

B. Assignment Benefits

The following section details the various benefits Allergan provides to you and your relocating family members throughout the international assignment duration.

1. Cost of Living Adjustment

While on your international assignment, you may incur living costs different from those in your home country. Allergan intends to ensure that you will not experience unusual losses as a result of the assignment. If living costs are higher in your host country than in your home country, your compensation package will include a monthly cost of living allowance to offset these cost differences.

A Cost-of-Living Allowance (COLA) will be paid to you based on your living circumstances. The COLA is based on the international assignment data service provider index and will be reviewed and potentially adjusted once every four months in accordance with newly published indices and exchange rates.

The cost of living allowance is effective from the start of your assignment and may be modified by Allergan during your assignment at its discretion.

•	Your COLA will be: GBP 1,940 per month

2. Host Country Housing

Allergan will pay rent and utilities, including telephone and cable television installation, but excluding telephone call and monthly cable television plan expenses in your new location. The arrangements and lease amounts associated with your assignment will be approved by your Assignment Manager.

Housing Lease:

Where applicable and at Allergan’s discretion, the housing lease may be entered or executed in the name of Allergan or designated service provider when it is tax advantageous. In this case, Allergan will typically pay rent directly to the landlord and you will be reimbursed separately for utilities if not included in the rental fees. In all cases, Allergan must approve leases prior to commitment and signing.

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Where possible, all leases should be negotiated in host country currency and a diplomatic clause for purposes of breaking the lease should be included in the lease where practical.

Purchase of Housing in the Host Country:

Allergan strongly advises against purchasing a personal residence in the host country. Purchase of host country housing generally restricts your mobility and could result in a substantial financial loss should you be unable to dispose of the property at a reasonable sales price upon the completion or termination of the international assignment. No Allergan assistance will be provided on either purchase or sale of host country property.

3. Host Country Auto Assistance

Allergan will provide automobile assistance for you during your assignment to your host country based upon local country guidelines.

•	Your Host Country Automobile Benefit or Allowance is: Per UK Automobile Policy

4. Reimbursement of Schooling Costs for Children

Allergan will reimburse the cost of international or private schooling. Tuition and related fees upon receipt of appropriate documentation will be reimbursed for dependent children in the host country, subject to the following guidelines:

•	Children must accompany you while on assignment;

•

Children must be enrolled in the nearest school starting with nursery/pre-school (under structured educational programs), kindergarten, elementary and secondary levels for each eligible child. The school must allow for normal grade promotion upon return to the home country;

•	Expenses related to tuition, transportation to and from school, books, uniforms and related fees (e.g. application fees, etc.) will be reimbursed for each eligible child; and

•	Tuition costs for college or university level education as well as for boarding schools in the home, host or other foreign country will not be reimbursed.

Dependent children under the age of 24 attending educational institutions outside of the host country on a full-time basis and who are not accompanying the assignee and family will be entitled to visit their family at the host country once per year. Travel reimbursement will be provided by Allergan for the most direct air route by business class air.

5. Driver Training

If needed, Allergan will pay the cost of driver’s education for you and eligible dependants if the training is started within 45 days of arrival.

6. Home Leave

While on your international assignment, you will be eligible for two round-trip home leave trips every twelve months from your assignment start date for you and your accompanying family members for the most direct air route by coach class air, in the case of your family, and class of service applicable to the CAO position, in your case. Allergan will also reimburse rental car expenses following reimbursement guidelines established under Allergan’s home country business travel policy. Time-off for home leave will be charged to your vacation accrual, except for

pg. 7 LOU

any business days in the office.

Home leaves must be taken in the year provided, and may not be carried over to the next year. The purpose of home leave is to renew ties with family and friends, and work associates in the home country and to stay informed of economic, political, cultural and social trends. If you elect to take your home leave trips and travel by indirect route (i.e. other stopovers or non-standard routing), you will be reimbursed for the actual transportation cost expense to and from the indirect locations up to the airfare cost that would be incurred if travel had been by direct route to the established home base. Such special arrangements must be approved in advance by Corporate International Compensation.

In lieu of you and your family traveling home, travel reimbursement for a visit by your and/or your spouse’s parents to the host country will be provided twice every twelve months for the most direct air route by business class air.

Throughout your international assignment, all expenses associated with standard, business-related travel will be reimbursed per applicable Allergan business travel policy.

7. Emergency Provisions

Bereavement

If it becomes necessary for you and/or dependants to return to your home country because of an emergency in your immediate family (e.g., death or serious injury) arising in your home country, round trip business-class airfare will be reimbursed.

Your home country bereavement policy (or equivalent) should be referred to for the definition of “immediate family” and “emergency,” and for any other benefits that may be applicable (such as paid or unpaid leave).

Medical

In the event the assignee or his or her dependants suffer an injury or illness of such severity that in the assignee’s opinion, adequate medical facilities are not available locally, the cost of transportation to the home country or another location where facilities are available will be paid by Allergan.

Evacuation

Allergan will ensure provisions for emergency evacuation through its designated third-party service providers.

III.	END OF ASSIGNMENT

A. Termination of Employment

Subject to the terms of this letter agreement, your employment by Allergan remains at-will and you or Allergan are free to terminate such employment at any time, for any reason, provided it is not an unlawful reason.

1. With Cause

While on your international assignment, if your employment is terminated by Allergan with cause, Allergan will only pay for your return airfare for you and your family to your point of origin in the home country and will return your household goods to your point of origin in the home

pg. 8 LOU

country. You will not be entitled to any further benefits or allowances except as may be set forth in Allergan’s existing compensation or benefit plans, policies or agreements.

2. Without Cause

While on your international assignment, if your employment is terminated by Allergan without cause, in addition to any other benefits or compensation to which you may be entitled under Allergan’s currently existing policies, plans, or agreements (including, without limitations those policies or agreements regarding change in control, severance and the like), Allergan will provide a repatriation tax consultation, pay for your return airfare for you and your family to your point of origin in the home country, return your household goods to your point of origin in the home country, provide a relocation allowance and cover the costs of temporary living expenses.

B. Resignation

if you voluntarily resign your employment and there is a legal requirement for providing return transportation and removal of personal goods from the host country, payment for shipment of household goods and travel for you and your family to the point of origin in the home country will be reimbursed by Allergan. To be eligible to receive the benefits outlined above, relocation to the home country must within a period of 30 days after the effective date of termination. You will not receive any relocation or repatriation benefits if you fail to repatriate by the date established by Allergan. No cash-in-lieu payments will be made. All salary and assignment allowance payments will cease as of the date of termination of employment.

In addition, other than those benefits which may be required for reimbursement by Allergan under host country law, if you resign your employment within twelve months of beginning your international assignment, you will be required to repay Allergan a pro-rated amount of the relocation-related expenses incurred by Allergan on your behalf. The amount will be based on the length of time you have spent abroad working on assignment (See Schedule C: Relocation Repayment Agreement). The Relocation Repayment Agreement must be signed prior to beginning your international assignment.

You must also remit any unpaid tax equalization settlements due to Allergan upon your termination. Company-sponsored foreign visas/work-permits will terminate on the earlier of the last day of employment or last day in the host country. If applicable, you must remit all Company-sponsored, foreign immigration documentation to Allergan and may not use any such documents for other employment.

TAXES

A. Tax Interview and Preparation

Allergan will pay for the services of Allergan’s designated external tax services provider to meet with you to review the details of the Allergan’s tax equalization policy and to prepare all required home and host country individual tax returns while you are on international assignment. Throughout your international assignment, you must use the tax services firm chosen by Allergan for the preparation of all required individual tax returns.

B. Tax Equalization

The purpose of tax equalization is to ensure that as a result of your international assignment, your

pg. 9 LOU

tax obligation is not added to significantly nor results in significant tax savings due to differences in income and social taxes between the home and host countries. It ensures that your out-of-pocket obligations remain approximately the same as they would have had your remained at home.

During the assignment, Allergan will reimburse all home and host country income taxes, including social security assessed during the international assignment. In return, you will be required to contribute a “hypothetical tax” (see below), which is approximately equal to the amount of income and social security that you would have incurred in the home country had you not gone on assignment.

Once your annual individual tax returns are finalized, a tax equalization calculation is prepared by Allergan’s designated tax services provider. Your final hypothetical tax obligation is compared with the amount you have paid (actual and hypothetical taxes) during the applicable tax year. This comparison may result in a balance due to/from Allergan. The settlement of this balance represents the completion of the year’s tax equalization process.

C. Hypothetical Tax Deduction

There will be an amount per pay cycle deducted from your pay corresponding to the approximate home country income taxes you would have paid on Allergan base salary had you remained in your home country (the “hypothetical tax”). Preliminary hypothetical taxes are projected for the year based on hypothetical stay-at-home income and applicable deductions. This hypothetical tax will include home country income tax, state or province income tax and all social taxes.

To the extent that a bonus is received, it will be taxed based on your effective tax rate on your hypothetical tax calculation. The preliminary hypothetical tax will be revised during the course of the year whenever there is a change in tax law, base salary, filing status, number of personal exemptions, or any other material change in net personal income.

You hereby authorize Allergan to make any necessary hypothetical tax deductions from your pay pursuant to Allergan’s tax equalization policy.

IV. MISCELLANEOUS

A. Continuing Obligations

In accepting this assignment, you agree that you will continue to abide by the terms of Allergan’s applicable confidentiality and employment agreements, which remain in full force and effect. Further, you will refrain from local political activity or acceptance of bribes or gifts or other activities in violation of local law.

B. Severability

If any provision of this letter agreement is held by any court of competent jurisdiction to be invalid or unenforceable in whole or in part, the remaining provisions of this letter agreement will continue in full force and effect.

C. Entire Agreement

This letter agreement constitutes the entire agreement between you and Allergan regarding the terms of your international assignment and is the complete, final, and exclusive embodiment of your agreement with regard to that subject matter, and supersedes any other promises,

pg. 10 LOU

warranties, representations or agreement, whether written or oral. This letter agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified except by written agreement executed by you and Allergan’s Corporate International Compensation group.

D. Governing Law

The laws of the State of California govern this letter agreement and your employment relationship with Allergan, without regard to its choice of law rules.

E. Policy Administration

While it is anticipated that the terms of this letter agreement will continue throughout your international assignment, Allergan reserves the right to change the administration of any allowances and benefit programs provided herein.

Please sign and return one copy of this letter agreement, as your acknowledgment of receipt and understanding of Allergan’s Tax Equalization Policy, as well as your acceptance and understanding of the conditions set forth in this letter agreement and its attachments.

We are confident you will make a significant contribution to Allergan during the course of your international assignment and wish you much success.

Sincerely,

Kathy Burns
Vice President, Compensation and Benefits

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SIGNED AND AGREED:

Douglas S. Ingram:            /s/ Douglas S. Ingram

Date:                August 1, 2010

Allergan Employing Entity:            Allergan, Inc.

CC:                KPMG, Brookfield, Human Resources, Accounting

After all signatures have been affixed, please return this agreement to:

Allergan, Inc.

Corporate International Compensation

T2-1D

2525 Dupont Drive

Irvine, CA 92623-9534

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